AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1, dated as of February 15, 2012 (this “Amendment”), is made to the Stock Purchase Agreement (the “Agreement”), dated as of January 26, 2012, by and between Santa Teresa Minerals, S.A. (“Santa Teresa”), a corporation organized under the laws of Chile, and Bluestone S.A., referred to in the Agreement as Bluestone Minerals, S.A. (“Bluestone”), a corporation organized under the laws of Chile. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

RECITALS

A. Pursuant to the Agreement, Santa Teresa agreed to sell its shares of Sulfatos Chile, S.A. (“Sulfatos Chile”) to Bluestone on the terms and subject to the conditions set forth in the Agreement.

B. The Closing occurred on February 15, 2012 with the completion of the escritura process.

C. Santa Teresa and Bluestone desire to amend the Agreement to more clearly reflect to transaction as completed.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Casablanca and Purchaser hereby agree as follows:

1.                  Amendment to the Name “Bluestone.” The Agreement incorrectly identified the name of the party referred to as “Bluestone” as “Bluestone Minerals, S.A.” The parties acknowledge and agree that the name for the party referred to in the Agreement as “Bluestone” is hereby corrected to be “Bluestone S.A.” Bluestone, the entity executing this Amendment, represents to Santa Teresa that it is the same entity that executed the Agreement.

2.                  Amendment to the Purchase Price. Section 1 of the Agreement shall be amended as follows:

2.1              The parties acknowledge that Santa Teresa is indebted to Bluestone as a result of an outstanding demand loan (the “Loan”) in the amount of $1,100,000 from Angelique de Maison (“ADM”) to Santa Teresa, which Loan has been assigned by ADM to Bluestone. The parties agree that $1,100,000 of the purchase price for the Blue Stone Shares shall be paid by cancellation of the Loan, and Bluestone hereby confirms and agrees that the Loan has been cancelled and is deemed fully paid. The remaining $1.1 million of the purchase price shall be paid by Bluestone in monthly installments from time to time upon demand by Santa Teresa. Bluestone agrees that all funds to pay the purchase price were, or will be, raised through equity and not debt financing.

2.2              Santa Teresa and Bluestone acknowledge and agree that as of the Closing, Santa Teresa had an outstanding commitment, payable on demand, to provide $214,000 to Sulfatos Chile, which commitment continues after the Closing and may be paid by Santa Teresa, in its sole discretion, from the purchase price to be received by Santa Teresa from Bluestone pursuant to the Agreement.

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2.3              At the Closing, Santa Teresa received 2,000 Bluestone Shares. Bluestone hereby confirms and agrees that such shares represent 20% of the outstanding capital stock of Bluestone at the time of Closing and will represent 20% of the outstanding capital stock of Bluestone after Bluestone has received all funds (through sales of equity securities) necessary to pay the purchase price for the Shares of Sulfatos Chile. In other words, Bluestone agrees that the number of shares received by Santa Teresa will not be diluted by financing necessary to enable Bluestone to pay the purchase price.

3.                  Amendment to Representation. Section 3.3 of the Agreement is hereby amended and restated to state: “The authorized capital stock of Bluestone consists of 10,000 shares of one class, of which there will be outstanding 10,000 shares at the time of Closing and after all equity financing necessary to enable Bluestone to pay the purchase price owed to Santa Teresa pursuant to this Agreement, and there are no outstanding options, warrants or other rights to purchase from Bluestone stock of Bluestone or any outstanding securities convertible into shares of capital stock of Bluestone.”

4.                  No Other Changes to the Agreement. Except as expressly amended by this Amendment, all of the terms of the Agreement shall remain in full force and effect.

5.                  Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

6.                  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Chile, without regard to conflicts of laws of principles, and each party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in Chile, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Amendment shall be Santiago, Chile. To the extent of any inconsistency between this English language version and the Spanish language translation of this Agreement, the Agreement shall be construed in accordance with English.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Santa Teresa Minerals, S.A.

By:	/s/ Juan Carlos Camus Villegas
Name:	Juan Carlos Camus Villegas
Title:	CEO

Bluestone S.A.

By:	/s/ Juan Carlos Camus Villegas
Name:	Juan Carlos Camus Villegas
Title:	Director

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